Exhibit 99.2

For Immediate Release

The Macerich Company Board of Directors Unanimously Rejects
Unsolicited, Conditional Proposal from Simon Property Group

Simon Proposal Substantially Undervalues Macerich,
its Portfolio of Irreplaceable Assets and its Development Pipeline

SANTA MONICA, Calif., March 17, 2015 — The Macerich Company (NYSE: MAC) (“Macerich” or “the Company”) today announced that its Board of Directors, after consulting with its financial and legal advisors, unanimously determined that the unsolicited, conditional proposal from Simon Property Group, Inc. (NYSE: SPG) (“Simon Property Group”) to acquire the Company for $91.00 per share in cash and stock substantially undervalues Macerich and is not in the best interests of Macerich and its stockholders.

“After careful consideration, the Macerich Board of Directors unanimously determined that Simon Property Group’s unsolicited proposal significantly undervalues Macerich and fails to reflect the full value of our portfolio of unique and irreplaceable assets and our positive growth prospects,” said Arthur Coppola, Chairman and Chief Executive Officer of Macerich.  “Over the past two years, we have transformed Macerich’s portfolio by selling lower quality malls to fund our highly value-accretive development pipeline.  By focusing on Class-A properties and developments in the Super Zip Codes of the U.S., we have built a robust portfolio that is extremely attractive to retail partners looking to grow in key fortress locations and outlet venues.  We believe that our continued focus on portfolio transformation, productivity enhancement and development opportunities will deliver industry-leading growth and significantly greater value to Macerich stockholders than Simon’s proposal.”

In reaching its conclusion, the Macerich Board considered a number of factors, including, among others:

•                  The irreplaceable nature of Macerich’s portfolio of high quality, regional shopping centers in prime locations.

•                  The Board’s confidence in Macerich’s strategic plan and the Company’s ability to successfully execute the plan.

•                  The success of Macerich’s portfolio transformation over the past two years, during which the Company has sold lower quality malls and recycled the capital into value enhancing redevelopment opportunities, thereby increasing the Company’s sales per square foot from $517 to $587.

•                  The Company’s highly valuable development pipeline.  Over the next five years, Macerich plans to spend $400 million to $500 million per year on high-return-on-cost projects that it expects will materially enhance stockholder value.

•                  Macerich’s inability to evaluate Simon Property Group’s claims regarding its margins because Simon Property Group does not disclose separate performance data between mall and outlet portfolios.

•                  The Board’s belief that there are significant obstacles to consummating the transaction Simon Property Group has proposed due to serious questions arising under applicable state and federal law, including those raised by Simon Property Group’s stock accumulation and other issues.

•                  The Board’s belief that Simon’s Property Group’s partnership with General Growth Properties is stockholder-unfriendly and raises questions of legality.

The following is the text of the letter that was sent on March 17, 2015, to Simon Property Group Chairman and CEO, David Simon:

March 17, 2015

Mr. David E. Simon
Chairman & Chief Executive Officer
Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204

Dear David:

I am writing to you at the direction of the Board of Directors of The Macerich Company in response to your letter dated March 9, 2015.

Our board carefully reviewed your proposal with the assistance of its financial and legal advisors. After thoroughly considering your proposal, the board unanimously concluded that your proposal substantially undervalues Macerich and its prospects for continued growth and stockholder value creation.  Therefore, the board determined that your proposal is not in the best interests of Macerich, its stockholders and other constituencies.

As you know, Macerich owns and operates a high quality portfolio of regional shopping centers in prime locations. Our portfolio contains many trophy assets of a kind that rarely become available for sale and cannot be replicated. Most could not be built today and substitutes do not exist.

Our board has complete confidence in our strategic plan and the ability of our experienced management team to successfully execute it. Over the past two years we sold lower quality malls and recycled the capital into value enhancing redevelopment and acquisition opportunities, increasing our sales per square foot from $517 to $587. Our board recognizes that, as a competitor, these trends present a challenge for you on multiple fronts. We plan to continue delivering industry leading growth and to generate long-term value for our stockholders. Over the next five years, Macerich plans to spend $400 million to $500 million per year on development and redevelopment opportunities. These are high-return-on-cost projects that we expect will materially enhance stockholder value.

In your March 9 letter, you claim to operate at superior margins. This is impossible for anyone to verify as you do not disclose separate performance data between your mall and outlet portfolios. However, you may recall that we formed a joint venture in February 1998 to acquire twelve similar properties primarily in the Midwest, with each of us operating six of these malls. Over the last 10-years of this joint venture, the Macerich-operated properties saw same-store NOI increase by 8.8% while the Simon-managed properties experienced an 8.4% decline.

Further, it appears from your press release, which indicates your belief that there is “no legal or other impediment to completing the proposed transaction,” that you have not given consideration to the serious questions arising under applicable state and federal laws including those raised by your stock accumulation and other issues which present significant obstacles to consummating the transaction that you have proposed. Moreover, your partnership with GGP - the reasons for which are not explained in your letter - is problematic and not only stockholder-unfriendly but also raises questions of legality.

In light of the foregoing and for the reasons stated above, our board has authorized me to inform you that it has unanimously rejected your proposal.

Sincerely,

Arthur M. Coppola
Chairman & Chief Executive Officer
The Macerich Company

Macerich posted an updated investor presentation under the “Investing” section of the Company’s website with additional detail on the considerations behind the Macerich Board’s rejection.  The Company will also file the presentation with the Securities and Exchange Commission (“SEC”).

Deutsche Bank Securities Inc., Goldman, Sachs & Co. and JP Morgan Securities LLC are acting as financial advisors to Macerich and Kirkland & Ellis LLP, Goodwin Procter LLP and Venable LLP are acting as legal counsel.

About Macerich

Macerich, an S&P 500 company, is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Macerich currently owns 54 million square feet of real estate consisting primarily of interests in 51 regional shopping centers. Macerich specializes in successful retail properties in many of the country’s most attractive, densely populated markets with significant presence in the Pacific Rim, Arizona, Chicago and the Metro New York to Washington, DC corridor. Additional information about Macerich can be obtained from the Company’s website at www.macerich.com.

Forward Looking Statements

This release contains statements that constitute forward-looking statements which can be identified by the use of words, such as  “expects,” “anticipates,” “assumes,” “projects,” “estimated” and “scheduled” and similar expressions that do not relate to historical matters. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; the outcome of Simon Property Group, Inc.’s announced efforts to acquire the Company; and terrorist activities or other acts of violence which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

Contacts

John Perry, Senior Vice President-Investor Relations, 424-229-3345

Jean Wood, Vice President-Investor Relations, 424-229-3366

Joele Frank / Andrew Siegel / Scott Bisang
Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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